Exhibit 99

Temecula Valley Bank Opens New Loan Production Office in Ocean City,
New Jersey

    TEMECULA, Calif.--(BUSINESS WIRE)--June 21, 2004--Temecula Valley Bank (OTCBB:TMCV) announces the addition of their new SBA loan production office in Ocean City, N.J. The new office is located at 1645 Haven Ave., Suite D-1, Ocean City. With over 17 years of commercial banking experience, Edmund Narozny has joined the bank as senior vice president, SBA Northeast Regional Sales Manager. Narozny will be responsible for originating SBA loans from the bank's East Coast headquarters. Debbie Godt, Donna Haiback and Rosemary Dente have also joined the bank's East Coast SBA lending team as vice presidents, SBA Business Development Officers. In addition to servicing loans in New Jersey, The New Jersey team will service areas throughout New York, Pennsylvania, Maryland and Delaware and they can be reached toll free at 888-SBA-TVB1.
    "The addition of our new loan production office in Ocean City, New Jersey enables the bank to grow the SBA division, providing an opportunity to enter a new growth market to introduce our unique style of relationship banking to business customers in the New Jersey and surrounding areas," said Stephen H. Wacknitz, president and CEO.
    Prior to joining Temecula Valley Bank, Narozny served as VP, SBA Eastern Regional Sales Manager for Washington Mutual Bank. Godt and Haiback served as vice presidents, SBA Business Development Officers for Washington Mutual Bank. Dente served as a vice president, SBA Business Development Officer for United Trust Bank.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo and El Cajon. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif., Fresno, Calif., Chico, Calif., Sacramento, Calif., Anaheim Hills, Calif., Irvine, Calif., Bellevue, Wash., Gurnee, Ill., Ocean City, N.J., Cleveland, Ohio, Tampa/St. Petersburg, Fla., Coral Springs, Fla., Jacksonville, Fla., and Cumming, Ga. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the banks' Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940